UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2023

GENERAL MOTORS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-34960	27-0756180
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Renaissance Center, Detroit, Michigan	48265-3000
(Address of principal executive offices)	(Zip Code)

(313) 667-1500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	GM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On January 31, 2023, General Motors Company (the “Company”) announced its intention to implement a cost reduction program to reduce fixed costs by $2.0 billion on an annual run rate basis by 2024 (the “Program”), with 30% to 50% of these savings expected during 2023 and the full amount expected in 2024. The Program is expected to drive cost efficiencies by (i) reducing vehicle complexity and expanding the use of shared subsystems between existing internal combustion engine and future electric vehicle programs, (ii) focusing investment in growth initiatives to accelerate near-term benefits, (iii) decreasing discretionary spending across substantially all parts of the Company, and (iv) reducing salaried staff through attrition, primarily in the United States.

On March 9, 2023, as part of the Program, the Company announced a voluntary separation program (“VSP”) in an effort to accelerate the normal attrition process and the resulting cost savings. Under the terms of the VSP, eligible employees who choose to leave the Company will be offered a combination of lump sum payments and other compensation based on their years of service. In connection with the VSP, the Company expects to incur up to $1.5 billion of pre-tax employee separation charges, which will be substantially all cash-based, and up to $300 million in pre-tax, non-cash pension curtailment charges. The final amount of the charges will be based on the composition of employees who elect to participate in the VSP. The Company anticipates that substantially all of these charges will be considered special for EBIT-adjusted, EPS-diluted-adjusted, and adjusted automotive free cash flow purposes. The Company expects to incur the majority of these charges in the first half of 2023, with some additional costs incurred throughout the remainder of the year, and to make substantially all of the cash payments by the end of 2023.

Cautionary Note on Forward-Looking Statements: This report and related comments by management may include “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements represent our current judgment about possible future events and are often identified by words such as “anticipate,” “appears,” “approximately,” “believe,” “continue,” “could,” “designed,” “effect,” “estimate,” “evaluate,” “expect,” “forecast,” “goal,” “initiative,” “intend,” “may,” “objective,” “outlook,” “plan,” “potential,” “priorities,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” or the negative of any of those words or similar expressions. In making these statements, we rely upon assumptions and analysis based on our experience and perception of historical trends, current conditions, and expected future developments, as well as other factors we consider appropriate under the circumstances. We believe these judgments are reasonable, but these statements are not guarantees of any future events or financial results, and our actual results may differ materially due to a variety of factors, many of which are described in our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission. We caution readers not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other factors that affect the subject of these statements, except where we are expressly required to do so by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS COMPANY (Registrant)

Date: March 9, 2023	By:	/s/ Christopher T. Hatto
	Name:	Christopher T. Hatto
	Title:	Vice President, Global Business Solutions and Chief Accounting Office